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                                                       Exhibit 99

     Danville, Virginia, October 15, 2003. Dan River Inc. (NYSE: DRF) filed a Current Report on Form 8-K on October 14, 2003 and issued a corresponding news release today, in which the Company disclosed that it had entered into an amendment and waiver agreement whereby its senior secured lenders have waived a violation of the maximum leverage ratio covenant contained in its credit facility for the third quarter of fiscal 2003. The following comments are in response to questions proffered to the Company by investors in response to disclosure of the covenant shortfall.

     Net sales for the third quarter of fiscal 2003 were $103.7 million, down $43.7 million or 30% from $147.4 million for the third quarter of fiscal 2002. Sales of Dan River's home fashions products were $76.4 million, down $29.5 million or 28% compared to the same quarter of last year. Sales of apparel fabrics were $20.5 million, down $10.7 million or 34%. Sales of engineered products were $6.8 million, down $3.5 million or 34%. Coming into the third quarter, the Company expected sales to improve during the second half of fiscal 2003; however, the Company experienced a sales decline during the third quarter. EBITDA as defined under the Company's credit facility is expected to be positive but short of the amount required to meet the maximum leverage covenant for the third quarter of fiscal 2003.

     In its 8-K filing on October 14, 2003, the Company provided the form of the amendment and waiver so that investors could reference the terms and conditions of the waiver. Minimum EBITDA covenants, as defined, were added for each fiscal period of the fourth quarter. Under the terms of the amendment, for the fourth quarter of fiscal 2003 EBITDA is generally defined to be business segment operating income or loss plus depreciation and amortization. The added covenants reflect the Company's expectation that sales in the fourth quarter of fiscal 2003 will be at approximately the same levels as they were in the third quarter of fiscal 2003. Since the Company's sales fell short of expectations in the third quarter of fiscal 2003 and are expected to remain at those levels in the fourth quarter, the Company plans to curtail a large portion of its operations for extended periods during the fourth quarter in order to keep inventories in line. The cost of these curtailments will negatively impact the fiscal fourth quarter results. The fourth quarter will also be impacted by the normal amortization of capitalized manufacturing variances associated primarily with the low levels of manufacturing activity in the third quarter. Additionally, fiscal 2003 is a 53 week fiscal year and the fourth quarter is a 14 week fiscal quarter which will burden the quarter with an additional week of fixed cost and SG&A expense during a very weak
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sales period.  For these reasons, the Company is anticipating negative
EBITDA for the fourth quarter.

     The Company has agreed to engage a financial advisor to assist it in reviewing its fiscal 2004 projections as well as to assist it in securing future waivers or amendments that may be necessary to remain in compliance with the Company's senior secured credit facility.

     The Company expects to release its fiscal third quarter results in the second week of November, which is later than the usual release date. The additional time is necessary so that the Company can complete an impairment analysis of its goodwill which is required as a result of recent operating performance. It is likely that the evaluation will result in a non-cash charge for goodwill impairment of up to $91.7 million being included in operating results for the fiscal third quarter.

     On October 15, 2003, the Company paid the semi-annual interest payment under its $157 million, 12.75% senior notes issued April 15, 2003. After giving effect to the interest payment, the Company's availability under its revolver was $28.8 million.

     The Company has scheduled a conference call to discuss the contents of this release and its 8-K filing on Friday, October 17, 2003 at 1:30 P.M. E.D.T. The live broadcast and replay will be available from the Dan River home page at http://www.danriver.com(select "Investors"-Announcements).

FORWARD-LOOKING STATEMENTS: This news release contains forward-looking statements under applicable securities laws. The Company believes its forward-looking statements are reasonable; however, undue reliance should not be placed on such statements, which are based on current expectations. The Company's financial condition and results of operations could be materially and adversely affected by numerous market and industry factors outside of its control. In particular, weak demand for the Company's products has had an adverse effect on its operating results. Consequently, no assurance can be given that the Company will be able to comply with the requirements set forth in the amendment and waiver agreement. In addition, absent improvement, the weak demand for the Company's products could adversely affect its negotiations with its lenders and have a resultant material adverse effect on liquidity. Additional risks associated with the Company's business are detailed in its annual report on Form 10-K filed with the SEC on February 21, 2003.